UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2023

INDOOR HARVEST CORP.

(Exact name of registrant as specified in charter)

Texas	000-55594	45-5577364
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7401 W. Slaughter Lane #5078, Austin, Texas, 78739

(Address of Principal Executive Offices) (Zip Code)

(512) 309-1776

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2023, Indoor Harvest Corp. (“Indoor Harvest”) and Electrum Partners, LLC, a Nevada limited liability company (“Electrum”), entered into an asset purchase agreement (the “Purchase Agreement”) whereby Indoor Harvest agreed to acquire certain assets and certain liabilities of Electrum, a company in the business of venture development. There exists a material relationship between Indoor Harvest and Electrum in that Indoor Harvest’s chief executive officer and chairman, Leslie Bocskor, is also the managing member of Electrum.

Pursuant to the Purchase Agreement, Indoor Harvest will acquire, among other assets and liabilities: all of Electrum’s intellectual property including its name, logos, website, similar URLs and related brand materials; Electrum’s business, industry and political network, and social media presence; and certain trade accounts and scheduled liabilities.

In addition, Electrum agreed to certain commitments, including: (a) commitment of Electrum’s managing member, Mr. Bocskor, to negotiate to be engaged by Indoor Harvest to devote his primary professional efforts and time to Indoor Harvest for a commercially reasonable period of time, which engagement will include commercially reasonable non-competition provisions; (b) commitment to negotiate, commercially reasonable engagement agreements with key members of Electrum’s current operational team for the benefit of Indoor Harvest, which current operational team includes independent contractors, associates, and advisors; (c) commitment to conduct any future transactions with all of Electrum’s business relationships for Indoor Harvest’s benefit, with the exception of those related to the Excluded Assets (as defined in the Purchase Agreement); and (d) Electrum’s commitment to cease to pursue new business for its benefit, excluding those related to the Excluded Assets.

As provided for in the Purchase Agreement, the purchase price paid at closing will consist of: (a) $4,000,000 in a combination of cash and in the form of a promissory note as determined by Indoor Harvest and Electrum prior to closing; (b) 600,000,000 shares of restricted common stock of Indoor Harvest; and (c) a warrant to purchase 600,000,000 shares of common stock of Indoor Harvest, with an exercise price of $0.01 per share, a five-year term, piggy back registration rights, and a cashless exercise provision (the “Purchase Price”), plus the assumption of certain liabilities.

Further to the transaction, Indoor Harvest and Electrum agreed to establish an escrow account in accordance with the terms and conditions set out in an escrow agreement, which will escrow funds for the purpose of securing the indemnification obligations of Electrum as provided in the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties, as well as closing conditions, which include the release of any encumbrances, such as security interests, relating to the Purchased Assets (as defined in the Purchase Agreement); and receipt of any approvals, consents and waivers that are identified in the Purchase Agreement’s disclosure schedules. In addition, the closing is subject to Indoor Harvest completing a capital raise of $5,000,000, and the settlement and release, or other reasonable accommodations, of Electrum’s Disclosed and/or Threatened Litigation (as defined in the Purchase Agreement).

The Purchase Agreement may be terminated at any time prior to closing by (a) mutual written consent of the parties; (b) by either party, (i) in the case of breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the other party that would give rise to the failure of any of the closing conditions and has not been cured within 10 days of written notice thereof; (ii) if it becomes apparent that any of such conditions will not be, fulfilled by six months from signing, unless such failure shall be due to the failure of either party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the closing; or (iii) if any law that makes consummation of the transactions contemplated by the Purchase Agreement illegal or otherwise prohibited or (ii) any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable.

Further, Indoor Harvest and Electrum agree that the Purchase Agreement, including any and all schedules and exhibits, shall be subject to completion and final mutual written acceptable modification and or amendment prior to its closing, and that in the event any party seeks to reject any such item and or not to “close”, then in satisfaction of the termination of the Purchase Agreement, the party seeking to withdraw shall pay to the other $500,000 as a fixed liquidated fee, not a penalty.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of such document which is filed hereto as Exhibit 2.1, and which is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of February 27, 2023, by and between Indoor Harvest Corporation and Electrum Partners, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDOOR HARVEST CORP.

/s/ Leslie Bocskor
Leslie Bocskor
Chief Executive Officer

Date: March 1, 2023